Alan Weinberg CPA

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Securities and Exchange Commission

450 – Fifth Street N.W.

Washington, D.C. 20549

Gentlemen:

I, Alan Weinberg CPA, am the former independent registered accountant of Dynamic Ventures Corp. I have read the Company’s Current Report on Form 8-K/A dated November 10, 2010, and are in agreement with the contents of Item 4.01 (a). For the remainder of the Current Report on Form 8-K/A, I have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Alan Weinberg, CPA

Baltimore, Maryland

November 17, 2010